Exhibit 10.7

Final Version

Submitted: 5/10/02

SUBLEASE

THIS SUBLEASE AGREEMENT made and entered into on this 1st day of July 2002, by and between Westinghouse Air Brake Technologies, Inc. a Delaware corporation (“Sub Landlord”), and SiRF Technology, Inc., a Delaware corporation, with its principal office at 148 East Brokaw Road, San Jose, California 95112 (“Subtenant”);

WITNESSETH

WHEREAS, Sub landlord leases certain premises located at 5250 N. River Blvd. NE, Cedar Rapids, IA 52411, consisting of 2,260 square feet (the “Exclusive Space”) plus 271 square feet of common area (12% of actual space, consisting of the lobby, restrooms, and common aisles and hallways, referred to herein as the “Common Area”) for a total of 2531 square feet (collectively, the Exclusive Space and the Common Area is referred to herein as the “Sublet Premises”) from McBride Investments (“Landlord”), under the terms of a Lease Agreement dated December 1998, a copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference. The Sublet Premises are more particularly depicted on Exhibit “A-1” hereto, and are part of a larger premises leased by Sub landlord from Landlord, consisting in the aggregate of approximately 36,568 square feet (the “Premises”); and

WHEREAS, Sub landlord and Subtenant have reached an agreement whereby Subtenant will sublease the Sublet Premises from Sub landlord under the terms of this Sublease as more fully described below;

NOW, THEREFORE, for and in consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto mutually covenant and agree as follows.

1. Sublet Premises. Commencing June 1, 2002 (but subject to Section 2.1 below), Sub landlord hereby leases to Subtenant and Subtenant hereby leases from Sub landlord the Sublet Premises, upon the terms and conditions set forth below.

2. Terms and Conditions of Sublease.

2.1. Section 16 of the Lease provides that Sub landlord may not sublet the Sublet Premises without the prior written consent of Landlord. This Sublease and the obligations of the parties hereto are expressly conditioned upon the receipt of the signed, written consent of Landlord in the form attached hereto as Exhibit ”B” (the “Landlord Consent”). Sub landlord shall use reasonable efforts to obtain Landlord’s consent, but Sub landlord shall not be liable to Subtenant for any delay in delivering the Sublet Premises to Subtenant as a result of the delay or failure in obtaining such consent. The parties acknowledge that Landlord, by its execution of the Landlord Consent, consents to Sublandlord’s subleasing the Sublet Premises to Subtenant pursuant to the terms of the Sublease. The parties further acknowledge that the terms and conditions of the Lease are in no way modified by the execution of this Sublease and Sub landlord shall remain obligated to the Landlord for the performance of all obligations of the “Lessee” under the Lease. In the event of conflict between the Lease and this Sublease, the terms and Lease. In the event of conflict between the Lease and this Sublease, the terms and conditions of the Lease shall at all times govern and control.

2.2. Notwithstanding anything contained in this Sublease to the contrary, this Sublease is in all respects subject to and ‘subordinate to the terms and conditions of the Lease and any subordination or similar agreement executed by Sub landlord in connection with the Lease. In the event of any termination of the Lease for any reason, including without limitation, any termination by Sub landlord arising out of a condemnation of or casualty to any part of the Premises, or a material default by Landlord under the Lease, this Sublease shall automatically terminate and neither party shall have any further liability hereunder except as may be specifically set forth herein. So long as Subtenant is not in default of its obligations under this Sublease beyond any applicable cure period, Sub landlord shall perform all of the obligations of Sub landlord, as “Tenant” under the Lease, as the same pertains to the Sublet Premises, including without limitation pursuant to paragraph 14 of the Lease, and Subtenant hereby grants access to Sub landlord to the Sublet Premises, in accordance with Section 10 of this Sublease, to the extent necessary for Sub landlord to perform such obligations. Sub landlord shall use its reasonable efforts to cause the Landlord to perform its obligations under the Lease but shall not be liable to Subtenant for any failure of Landlord to perform such obligations. Notwithstanding the foregoing or anything to the contrary herein, so long as Subtenant is not in default of its obligations under this Sublease beyond any applicable cure period, Sub landlord agrees not to enter into any agreement with Landlord to terminate the Lease during the term of this Sublease.

2.3. Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Lease. Subtenant shall comply with all applicable laws, ordinances, rules and regulations affecting the Sublet Premises.

2.4. Notwithstanding the foregoing or anything to the contrary herein, (a) Subtenant shall have no obligation hereunder to perform Sub landlord’s obligations pursuant to paragraphs 2, 4 through 7, 9 and 10 of the Lease, and (b) the provisions of paragraph 35 of the Lease shall have no application to this Sublease.

2.5. Sub landlord hereby represents to Subtenant that (a) no notices of default have been given under the Lease which remain uncured, (b) to the best of Sub landlord’s knowledge, Sub landlord is not in default under any of the provisions of the Lease and to the best of Sub landlord’s actual knowledge, Landlord is not in default under any of the provisions of the Lease, (c) attached hereto as Exhibit “A” which is a true and complete copy of the Lease.

2.6. Upon payment by Subtenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Subtenant’s part to be observed and performed, Subtenant shall peaceably, and quietly hold and enjoy the Sublet Premises for the Sublease term without hindrance or interruption by Sub landlord or any other person or persons lawfully or equitably claiming by, through or under Sub landlord, subject, nevertheless, to the terms and conditions of this Sublease, the Lease, and any mortgage and/or deed of trust to which this Sublease is subordinate.

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3. Rental. Subtenant shall pay to Sub landlord as rent, without deduction, setoff, prior notice or demand, the following monthly installments of Four Thousand Nine Hundred Thirty Dollars Ninety-Seven Cents ($4,930.97), payable on or before the first of each and every month (subject to Section 3.1 below). In the event that the commencement of this Sublease is other than the first day of the month, rent for such partial month shall be prorated based on the number of days in such month that are included in the term of this Sublease. The Sub landlord will leave the network room where it is on the condition that if this space is ever need by Wabtec Railway Electronics, SiRF Technology, Inc. will pay for its movement to an office selected by Wabtec Railway Electronics. (Estimated Cost of $2,500)

3.1. Upon acceptance of this Sublease by Landlord, Subtenant shall pay the first and last months rent in the aggregate amount of Nine Thousand Eight Hundred Sixty One Dollars Ninety-Four Cents ($9,861.94).

3.2. If Sub landlord is entitled to any abatement of rent relating to the Premises and attributable to any part of the Sublease term (“Sub landlord’s Premises Rental”), the rent payable hereunder shall be abated by the same proportion that the abatement to which Sub landlord is entitled is to Sub landlord’s Premises Rental.

4. Term. The term of this Sublease shall commence with respect to the Sublet Premises on June 1, 2002 and continue for a period of twenty-four months. Tenant has no right to renew nor extend the term of this Sublease beyond such twenty-four month period.

The conditions of termination are as follows:

4.1. Wabtec Railway Electronics reserves the right to give SiRF Technology, Inc. a 60-day notice of evacuation of the space in the event that another group is interested in the larger area surrounding the leased area by SiRF Technology, Inc. If Wabtec Railway Electronics determines the space is require for its own business expansion, a 90 day notice of evacuation will be presented. In either such event, this Sublease shall terminate as of the sixtieth or ninetieth day following such notice, as applicable.

4.2. In the event that Wabtec Railway Electronics or SiRF Technology, Inc. determine that a more secure, separated area is required, a demising wall or other structure, reasonably satisfactory to both parties, will be placed between the two areas as to separate the two companies. The cost of such wall or structure will be the responsibility of Subtenant. (Estimated Cost of $10,500). Any modifications to the Sublet Premises under this Section 4.2 will be subject to the requirements of Section 12.

4.4. Termination for Damage or Condemnation. Notwithstanding the foregoing or anything to the contrary in this Sublease, Subtenant shall have the right to terminate this Sublease by written notice upon the occurrence of any damage to the Sublet Premises or to the parking areas serving the same which cannot be repaired within

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thirty (30) days after the occurrence thereof, or in the event any eminent domain or taking occurs which interferes with Subtenant’s ability to operate its business in the Sublet Premises.

4.5. Default. Sub landlord shall have the right to terminate this Sublease upon Subtenant’ s violation (i.e., failure to perform after expiration of any time period specified herein for performance by Subtenant) of any of the terms and conditions hereof, provided that Subtenant shall have the right to cure any such violation within 10 days, in the case of a default in payment, and 25 days in all other cases, subject to extension for force majored, after receiving written notice thereof. In the event that any of Subtenant’s employees, agents, or contractors shall commit any acts of vandalism or other criminal activities on or about the Sublet Premises, Sub landlord may terminate this Sublease immediately.

5. Indemnity. In addition to any other obligations Subtenant may have hereunder, Subtenant shall indemnify and hold harmless Sub landlord from and against any and all claims, losses, liabilities, or damages, including claims for injury to person, loss of life, and damage to property, arising from Subtenant’ s use of the Sublet Premises, or from the conduct of Subtenant’ s business on the Sublet Premises, or from any activity, work, or thing on or about the Sublet Premises or affecting the Sublet Premises that is under the direction or control of Subtenant, or from any breach or default in the performance of any obligation on Subtenant’ s part to be performed under the terms of this Sublease. Said indemnification shall include any and all reasonable costs, damages, expenses, and attorney’s fees incurred or sustained by Sub landlord by reason of such claims. Subtenant’s indemnity obligations hereunder shall survive the expiration or termination of this Sublease.

6. Assignments and Subletting. Subtenant shall not have the right to assign this Sublease (by operation of law or otherwise) or to sublease the Sublet Premises to any third party. In no event shall Subtenant pledge, mortgage or otherwise encumber the Premises, or to allow any portion of the Premises to be used by any third party, except as provided herein.

7. Insurance.

7.1. During the term hereof, Subtenant shall maintain a policy or policies of worker’s compensation and Comprehensive General Liability Insurance, including personal injury, blanket contractual liability and broad form property damage and containing an owner-lesser endorsement naming Landlord and Sub landlord as additional insured, with minimum limits as follows: Two Million Dollars ($2,000,000.00) combined single limit coverage for bodily injury each person, bodily injury each accident, and Two Million Eight Hundred Six Thousand Four Hundred Fifty-one Dollars ($2,806,451.00) for property damage. Subtenant shall also maintain and keep in force policies of property insurance against loss to the contents on or in the Sublet Premises, including but not limited to Subtenant’s property, as a result of fire, theft or other insurable casualties and occurrences, in adequate amounts.

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7.2. Insurance required hereunder must be written by a company authorized to do business in Iowa, subject to the approval of Sub landlord and Landlord, which approval shall not be unreasonably withheld. Each policy of insurance will be endorsed to provide that Sub landlord will receive at least thirty (30) days’ prior written notice of any cancellation of, or material change in, said policy. Subtenant shall not cause any insurance to be cancelled nor permit any insurance to lapse without thirty (30) days’ prior, written notice to Sub landlord. A certificate evidencing liability insurance required to be maintained by Subtenant hereunder naming Sub landlord and Landlord as additional insureds shall be delivered to Sub landlord and Landlord upon the execution of this Sublease.

7.3. Sub landlord and Subtenant each hereby waives any and all rights of recovery against the other, and against any other tenant or occupant of the Premises and against the officers, employees, agents, representatives, customers and business visitors of such other party and of each such other tenant or occupant of the Premises, for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against or required to be insured against under any policy of property insurance required to be carried by such waiving party pursuant to the provisions of this Sublease (or any other policy of property insurance carried by such waiving party in lieu thereof) at the time of such loss or damage. The foregoing waiver shall be effective whether or not a waiving party actually obtains and maintains such insurance which such waiving party is required to obtain and maintain pursuant to this Sublease (or any substitute therefore). Sub landlord and Subtenant shall, upon obtaining the policies of insurance, which they are required to maintain hereunder, give notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Sublease.

8. Use of Sublet Premises.

8.1. Subtenant shall use and occupy the Sublet Premises only for office and engineering purposes together with related laboratories, and the Sublet Premises shall be used for no other purpose by Subtenant or any other person or entity. To Sub landlord’s best knowledge, the use of the Sublet Premises contemplated hereby does not violate the Restrictive Covenants currently in effect referred to in the Lease.

8.2. Subtenant and Sub landlord acknowledge and agree that they each have the right to use the Common Area, and that each shall exercise such rights without unreasonably interfering with the rights of the other with respect thereto and/or in such other party’s premises.

8.3. In-addition, Subtenant shall comply with all Environmental laws (as hereinafter defined) in its use of the Sublet Premises, including, without limitation, the obligation to obtain and maintain in effect and comply with all requisite permits and reporting and notification requirements. Subtenant hereby agrees that (i) no activity will be conducted on the Sublet Premises by Subtenant or any party acting on behalf of Subtenant that will produce or cause the release of any Hazardous Substance (as

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hereinafter defined); (ii) the Sublet Premises will not be used by Subtenant or any party acting on behalf of Subtenant in any manner for the storage of any Hazardous Substances except for the temporary storage of de minimis quantities of such materials that are used or produced in the ordinary course of Subtenant’s business conducted on the Premises (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location and are properly disposed of in a manner meeting all Environmental Laws and approved in advance in writing by Sub landlord and Landlord; (iii) upon Sublandlord’s request, Subtenant shall provide Sub landlord with evidence satisfactory to Sub landlord that Subtenant is complying with all Environmental Laws regarding the storage, use, and disposal of Permitted Materials; and (iv) Subtenant will not by its operations or by the operations of any party acting on behalf of Subtenant permit any Hazardous Substances to be brought onto the Premises (except for the Permitted Materials), and if so brought or found located thereon to the extent resulting from the operations of Subtenant or any party acting on behalf of Subtenant, the same shall be immediately removed, all required cleanup and disposal procedures shall be diligently undertaken in accordance with all Environmental Laws, and Subtenant shall provide Sub landlord with evidence satisfactory to Sub landlord of Subtenant’s compliance with all Environmental Laws. If at any time during or after the term of this Sublease, the Sublet Premises are found to be contaminated with Hazardous Substances resulting from Subtenant’s use thereof or Subtenant’s use of the Sublet Premises results in a violation of any Environmental Law, Subtenant agrees to indemnify, hold harmless, protect, and (at Sub landlord’s or Landlord’s election) defend Sub landlord and Landlord from all claims, demands, actions, liabilities, costs, expenses, damages, and obligations of any nature (including, without limitation, attorney’s fees, expert consultant’s fees, and costs of government required investigations and actions) arising from or as a result of the use of the Sublet Premises by Subtenant, but only to the extent caused by Subtenant’s violation of any such Environmental Law or by Subtenant’s use or occupancy of the Sublet Premises. The foregoing indemnification shall survive the termination or expiration of this Sublease. The term “Hazardous Substances” as used in this Sublease shall mean pollutants, petroleum, contaminants, infectious waste, asbestos, radioactive materials, polychlorinated biphenyls (PCBs), toxic or hazardous wastes, or any other substances the removal of which is required or the use of which is restricted, prohibited, or penalized by any “Environmental Law”, which term shall mean any federal, state, or local law, rule, regulation, or ordinance relating to pollution or protection of the environment.

9. Mechanics’s Liens. Subtenant shall (A) within thirty (30) days after it is filed or claimed, have released (by bonding or otherwise) any mechanics’, materialmen’s, or other lien filed or claimed against any or all of the Sublet Premises, by reason of labor or materials provided for Subtenant or any of its contractors or subcontractors (other than labor or materials provided by Sub landlord pursuant to the provisions of this Sublease, including without limitation for the Sublease Improvements), or otherwise arising out of Subtenant’s use or occupancy of the Premises; and (B) defend, indemnify, and hold harmless Sub landlord against and from any and all liability, claim of liability, or expense (including, by way of example rather than of limitation, that of reasonable attorney’s fees) incurred by Sub landlord on account of any such lien or claim.

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10. Access to Premises.

10.1 Upon at least twenty-four (24) hours verbal notice to Subtenant (except in cases of emergency and as specifically provided in Paragraph 13 of the Lease), Sub landlord and/or Landlord shall have the right, without abatement of rent, to enter the Sublet Premises at any reasonable hour during normal business hours (except in the cases of emergency) to examine the same, or to make such repairs and alterations as Sub landlord and/or Landlord shall deem necessary for the safety and preservation of the Sublet Premises, and also to exhibit the Sublet Premises for let.

10.2 Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Such systems may, but need not, include full or part-time lobby supervision, the use of a sign-in sign-out log, a card identification access system, building parking and access pass system, closing hours procedures, access control stations, fire stairwell exit door alarm system, electronic guard system, mobile paging system, elevator control system or any other access controls.

11. Vacation of Premises. Subtenant shall vacate the Sublet Premises at the end of the term of this Sublease or any extension or renewal thereof. If Subtenant fails to vacate at such time, Subtenant shall be deemed a tenant at sufferance and there shall be payable to Sub landlord as basic monthly rent hereunder an amount equal to two hundred percent of the monthly rent stated herein, for each month or part of a month that Subtenant holds over and the payment and acceptance of such payments shall not constitute an extension or renewal of this Sublease. In event of any such holdover, Sub landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorney’s fees and expenses incurred in connection therewith. Subtenant shall return the Sublet Premises to Sub landlord at the expiration or termination of this Sublease in the same condition as at the commencement of this Sublease, ordinary wear and tear, casualty damage and any express obligations of Subtenant under this Sublease excepted.

12. Condition of Sublet Premises. THE SUBLET PREMISES WILL BE TURNED OVER TO SUBTENANT IN ITS CURRENT “AS-IS” CONDITION, WITHOUT WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Subtenant shall be responsible for ordinary maintenance and repairs to the Exclusive Space (except for such maintenance and repairs for which Landlord is responsible under the Lease). Subtenant shall also, at its sole expense and subject to Landlord’s and Sublandlord’s written approval of Subtenant’s construction documents, perform such alterations and improvements as are necessary for Subtenant’s particular use of the Sublet Premises. If directed in writing to do so by Sub landlord at the time Sub landlord approves the same, upon vacating the Sublet Premises, Subtenant shall remove any such alterations and improvements and restore the Sublet Premises to its original condition as of the date of this Sublease.

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13. Parking. Subtenant shall have a nonexclusive right to use its proportionate share (at least 10 spaces) of any and all parking spaces which Sub landlord is entitled to use under and pursuant to the applicable provisions of the Lease. Subtenant’s right to use said parking spaces shall be at no additional cost. Such parking spaces shall be available on a first-come, first-served basis, and no spaces shall ‘be deemed to be specifically reserved for Subtenant.

14. Roof Rights. Subtenant shall have the right, at its sole cost and expense and subject to Sub landlord’s and Landlord’s approval, to place satellite dish(es) and antenna(e) together with all wiring or other connections therefore (collectively, the “Roof Items”), on the roof of the Premises. In the event that any such ‘ installation interferes with the operations or installations of Sub landlord, Subtenant shall, at its sole cost and expense, at Sub landlord’s request, relocate or modify its installation to eliminate any such interference. In the event Sub landlord installs or permits installation by any person of a similar system on the roof of the Premises, Sub landlord shall cause the same not to interfere with the Roof Items. Landlord and Sub landlord shall, at Subtenant’s cost, cooperate with Subtenant in the procurement of necessary permits or zoning variances for the Roof Items and execute all documents required to obtain necessary permits or zoning variances. In the event Landlord or Sub landlord contemplates roof repair or requires access which requires temporary removal or relocation of the Roof Items, or which may result in an interruption in Subtenant’s telecommunication services, Sub landlord shall, if practicable, notify Subtenant at least thirty (30) days prior to such contemplated work in order to allow Subtenant to make other arrangements for such services. The cost or removal and re-installation of any Roof Items affected thereby shall be borne by Subtenant. Subtenant or its agents or representatives shall, at all times during business hours and with a representative of Landlord present, be permitted use of and access to the roof for purposes of examination and repair of the Roof Items. Upon termination of the Sublease, Subtenant shall disconnect and remove such Roof Items, and fully repair and restore the roof to the same condition than prior to installation of the Roof Items, normal wear and tear excepted. Subtenant’s obligations with respect to the Roof Items are identical to Subtenant’s obligations with respect to the Subleased Premises pursuant to the Sublease, including without limitation maintenance, insurance and indemnification.

15. Miscellaneous.

15.1. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been delivered upon receipt or upon refusal of receipt after being sent by nationally recognized overnight delivery service or by United States Mail, postage prepaid, certified, return receipt requested, addressed to the parties at the respective addresses set forth below:

(1) To Sub landlord at	Wabtec Railway Electronics
5250 N. River Blvd. NE
Cedar Rapids, IA 52411
Attn: Facilities Manager
Fax No. 319-247-6980

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With a required copy to	Wabtec Railway Electronics
21200 Dorsey Mill Road
Germantown, MD 20876
Attn: Director, Administration
Fax No. 301-515-2138

(2) To Subtenant at	SiRF Technology, Inc.
148 E. Brokaw Road
San Jose, CA 95112
Attn: Director of Facilities

(3) To Landlord at	McBride Investments
Attn: Dick McBride
2000 Diamond Ridge, SE
Cedar Rapids, IA 52403
Fax No.

Or to the respective parties at such other address for notice as may be specified by notice given pursuant hereto.

15.2. All of the terms of this Sublease shall be binding upon and inure to the benefit of, and be enforceable by, the successors and assigns of the parties.

15.3. This Sublease, and any and all attachments hereto, represents the entire agreement of the parties as to the subject matter hereof and supersedes any previous understandings, either oral or written, between the parties as to the subject matter hereof.

15.4. Sub landlord and Subtenant hereby warrant and represent to the other that they have not dealt with any broker, agent or finder in connection with this Sublease. Sub landlord and Subtenant covenant and agree to indemnify and hold the other harmless from and against any and all loss, liability, costs or expenses (including but not limited to attorney’s fees and expenses and court costs) that may be incurred by the other because of any claim for any fee, commission or similar compensation with respect to this Sublease, made by any broker, agent or finder, claiming by, through or under the indemnifying party.

15.5. Submission of this Sublease for review and examination or Subtenant’s signature does not constitute a reservation of or option to lease, and this Sublease is not effective as a sublease or otherwise until execution and &livery by both Sub landlord and Subtenant.

15.6. If any action at law or in equity, including an action for declaratory, relief, is brought by other party hereto to enforce or interpret the provisions of this Sublease, the prevailing party in such action shall be entitled to recover reasonable attorney’s fees from the non-prevailing party, which fees may be sent by the court in the trial of such action or may be enforced in a separate action for that purpose, and which

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fees shall be in addition to any other relief which may be awarded in such action.

15.7. In the event that the date upon which any of the duties or obligations hereunder to be performed shall occur upon a Saturday, Sunday or legal holiday, then, in such event, the due date for performance of any duty or obligation shall thereupon be automatically extended to the next succeeding business day.

15.8 This Sublease shall be governed by and interpreted under the laws of the State of Iowa, except for any laws of such state which would require the application of the laws of another state.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date first above written, the corporate parties acting through their respective duly authorized officers.

SUBLANDLORD:

ATTEST OR WITNESS:	WESTINGHOUSE AIR BRAKE TECHNOLOGIES, INC.

Name: /s/ Sandra M. Heifner	By: /s/ Jeffrey G. Knott

Title H R ADMINISTRATOR	Name: Jeffrey G. Knott

Title: Director, Train Control communications

SUBTENANT:

ATTEST OR WITNESS:	SiRF TECHNOLOGY, INC.

Name:	By: /s/ Walter D. Amaral

Title:	Name: Walter D. Amaral
Title: SR VP & CFO

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Exhibit A

THE LEASE

See Attached Document.

LEASE AGREEMENT

THIS LEASE AGREEMENT, made, executed and entered into this      day of                     , 1998, by and between RICHARD L. McBRIDE and LANA K. McBRIDE d/b/a McBride Investments (hereinafter “Landlord”), and Westinghouse Air Brake Company, a Delaware corporation, (hereinafter “Tenant”).

WITNESSETH:

In consideration of the promises, covenants and agreements of the parties contained and made herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises, property and facilities hereinafter described upon the terms and conditions hereinafter set forth.

1. LEASED PREMISES. The premises which is the subject matter of this Lease is situated in the City of Cedar Rapids, Linn’ County, Iowa, and is more particularly described as follows:

An approximately 36,568 square foot one-story office building to be constructed on an approximately 3.802 acre site on North River Boulevard, NE on the real estate described below.

Any reference hereinafter in this Lease to “leased premises” or “premises” shall mean and refer to the space being leased by Tenant. Any reference hereinafter in this Lease to “real estate” shall mean and refer to Lot 1, River Ridge North Office Park Fifth Addition to Cedar Rapids, Iowa.

2. CONSTRUCTION OF IMPROVEMENTS. Landlord shall construct upon the leased premises improvements as agreed to by Landlord and Tenant. The improvements shall be constructed in accordance with all applicable local, state or Federal laws and regulations and the Restrictive Covenants as hereinafter defined in a good and workmanlike. manner in substantial accordance with the plans and specifications as mutually agreed to by the parties. Landlord agrees during the warranty period that it shall enforce for the benefit of Tenant all warranties or other contractual benefits from manufacturers, material suppliers, subcontractors, or others to the extent such are enforceable; after the warranty period Landlord will assign to Tenant all such warranties or guarantees with reference to items that Tenant is thereafter obligated to maintain. In addition Landlord shall warrant the improvements for a period of one year from the commencement date of this Lease, including both labor and material. Tenant shall reimburse Landlord for the cost of the construction of the improvements in excess of Two Million Eight Hundred Six Thousand Four Hundred Fifty-one Dollars ($2,806,451.00), which amount shall be paid monthly and amortized over the initial lease period bearing interest at nine percent (9%) per annum, with interest accruing thereon from and after the date the improvements are completed. The first monthly payment shall be due on the first day of the month after the date on which the improvements are completed, or, at the occupancy of Tenant, whichever first occurs. The parties agree that they will execute a Memorandum setting forth the cost of the improvements, with an amortization schedule attached showing the required payments.

3. TERM. The initial term of this Lease shall be for a period of fifteen (15) years commencing on the 1st day of May, 1999, or on such date that Tenant may use or occupy the leased premises for its intended purpose; provided Landlord agrees (i) to substantially complete the Improvements so that Tenant may occupy the same no later than July 1, 1999, and (ii) to fully complete the Improvements by not later than September 1, 1999, which final completion shall be evidenced by (a) a certificate from Landlord’s architect that all work was completed in accord with the plans and specifications and (b) delivery to Tenant of final occupancy certificates from all applicable governmental bodies.

Landlord hereby grants to Tenant the option to extend this Lease for one (1) additional five (5) year period upon the same conditions and terms which were in effect during the original term except as noted hereinafter. Written notice of the exercise of said option by Tenant must be received by Landlord no later than six (6) months prior to termination of the original term.

4. RENTAL. Tenant shall pay to Landlord as annual base rental for the premises during the first five (5) years of this Lease an annual base rent of. Two Hundred Ninety-six Thousand One Hundred Sixty Dollars ($296,160.00), payable monthly in advance at such place as may be designated by Landlord. Rent shall commence on the date Landlord delivers possession of the premises to Tenant, and if it-is a date other than the first day of the month, the first month’s rent shall be prorated.

The annual base rent shall be adjusted effective as of the first day of the sixth year of the Lease, and as of the first day of each year thereafter based upon seventy-five .percent (75%) of the increase or decrease in the cost of living in relation to the base rent. Such increase or decrease shall be determined by utilizing as the “base index” the Consumer Price Index for All Urban Consumers (CPI-U) published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor for the month of May, 1999, and utilizing for determining the initial cost of living increase the CPI-U for the month of May, 2004, and the month of May for each year thereafter . If the CPI-U index is discontinued during the term of this Lease, then in order to carry out the purpose and intent of this paragraph, the parties agree to select and agree upon and conform to a price index-or standard which is most nearly like the one herein adopted, or in the event of a revision thereof providing a different base period, the formula herein adopted will be amended to conform with a conversion of said figures. Until such new index or standard is agreed upon or the conversion is standardized, as the case may be, the rental due shall be the last in force prior to discontinuance of said price index herein adopted as a basis or the revision thereof. After such new index or standard or conversion is determined, the rent shall be retroactively adjusted and any additional amounts due shall be paid with the next rental payment. Notwithstanding the fact that the adjustment(s) may result in a decrease, the effective Lease rate shall never be based upon a rate which is less than the original base annual rent.

In those years in which the interest rate on Landlord’s mortgage encumbering the real estate is adjusted, the base annual rent shall be adjusted based upon 100% of the increase or decrease of the mortgage interest rate (as and when the mortgage interest rate adjustment occurs) as well as the CPI index adjustment set forth hereinabove, provided there shall be no adjustment in the interest rate on Landlord’s mortgage during the initial five (5) lease years.

5. NET RENTAL. It is the intention of the parties hereto that this Lease is a “triple net Lease” and that the rentals payable to Landlord shall, except for those specifically identified obligations of Landlord set forth in paragraph 14 below, be a net rental and Tenant, as hereinafter more particularly set forth, shall pay any and all taxes, costs and expenses arising from the use and occupancy of the leased premises. If a sales tax or other similar tax . is imposed against Landlord on the rentals due pursuant to this Lease Agreement during the term of this Lease or any extension thereof, Tenant shall pay as additional rent such tax as may be imposed. In no event, however, shall Tenant be required to pay any income tax based on the receipt of the rentals by Landlord.

6. TAXES. Tenant shall have the responsibility of paying, as additional rent, all real estate taxes, special assessments or similar charges levied against the leased premises and the improvements thereon by virtue of any present or future law of the United States of America, the State of Iowa, any county or municipality, or any political subdivision of any of the aforesaid. On the first day of each month, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12) of the estimated real estate taxes, special assessments, or other charges to become due during the following twelve (12) month period, which funds shall be applied by Landlord to payment of said taxes as the same become due and payable. Landlord will maintain such payments in a non-interest bearing account. Estimated tax payments will be made on the best information currently available. As of the end of each fiscal tax year, any overpayments will be credited and any underpayment will be added in computing the estimated taxes to be paid for the following fiscal tax year. As a new millage rate becomes known or a new assessed value becomes known, the same adjustments will be made as outlined above. Tenant shall have the responsibility of paying any increase in the real estate taxes caused by any other improvements constructed by or at the direction of Tenant. In the event Landlord pays any taxes, assessments, or charges from the funds in its possession, it will furnish Tenant with receipts showing the payments made. In the event Landlord fails to properly apply any funds in its possession to the payment of taxes, Tenant may pay the same and deduct the amount thereof, together with interest thereon at the rate of twelve percent (12%) per annum until fully repaid, from the rentals payable hereunder. Taxes payable under the provisions of this paragraph shall be prorated as of the date tills Lease commences. Taxes payable for the year the Lease terminates shall be prorated as of the date the Lease expires and Tenant’s share of those taxes shall be due and payable with the final month’s rent payment. In the event any special assessments are made against the premises payable in annual installments at the option of the taxpayer, Tenant will only be obligated to pay such installments, together with interest or other carrying charge, as shall become due and payable during the Lease term.

Tenant shall have the right to contest or review by legal proceedings or in such other manner as may be legal (which, if instituted, shall be conducted promptly at Tenant’s own expense) any tax or assessment.

7. FIRE AND CASUALTY INSURANCE. Tenant shall have the responsibility of obtaining and paying the expense of keeping all buildings and improvements affixed to said premises and all furnishings, fixtures and equipment located thereon insured at all times against loss by fire, windstorm, lightning, tornado and other hazards and casualties to Full Replacement Cost. Said policy shall provide that full replacement value (without deduction for depreciation), which amount for the initial term of this Lease shall be Two Million Eight. Hundred Six Thousand Four Hundred Fifty-one Dollars ($2,806,451.00), shall also apply if the building or improvements must be rebuilt at a different location due to the then applicable laws, statutes or ordinances. In the event of the destruction of or damage to the leased premises by fire or other casualty, the proceeds from said insurance. will be used to replace, restore and repair the leased premises.

8. DESTRUCTION OF PREMISES. Tenant shall give immediate written notice to Landlord of any damage caused to the premises by fire or any other casualty. In the event of a partial destruction or damage of the leased premises, which is a business interference, that is, which prevents the conducting of a normal business operation and which damage is reasonable repairable within ninety (90) days after its occurrence, this Lease shall not terminate but the rent for the leased premises shall abate during the time of such business interference. In the event of partial destruction, Landlord shall repair such damages within ninety (90) days of its occurrence unless and only to the extent prevented from so doing by acts of God, the elements, the public enemy, strikes, riots, insurrection, government regulations, city ordinances, labor, material or transportation shortages, or other causes beyond Landlord’s reasonable control.

In the event of a total destruction or damage of the leased premise so that Tenant is not able to conduct its business on the premises or the then current legal use for which the premises are being used and which damages cannot be repaired within ninety (90) days, this Lease may be terminated at the option of either Landlord or Tenant. Such termination in such event shall be effected by written notice of one party to the other, within forty-five (45) days after such destruction. Tenant shall surrender possession within ten (10) days after such notice issues, and each party shall be released from all future obligations hereunder, Tenant paying rental pro rata only to the date of such destruction. In the event of such termination of this Lease, Landlord at its option, may rebuild or not, according to its own wishes and needs. If this Lease is not so terminated, Landlord shall promptly commence such repairs, restoration or rebuilding and shall diligently prosecute the same to completion.

In the event of a total destruction or damage of the leased premise as described hereinabove, and not withstanding existence of default hereunder, Tenant shall have the right to exercise the “Purchase Option” set forth in paragraph 40 hereinafter, not withstanding any limitations on the timing to exercise such option otherwise set forth in paragraph 40. If this option is exercised after the 30th month of this Lease, the purchase price shall be determined as set forth in the second paragraph of paragraph 40 hereinafter (otherwise it will be determined in accordance with the first paragraph of paragraph 40) with the Closing as set forth in the third paragraph of paragraph 40 hereinafter to be held within 90 days after written notice. If Tenant exercises the option hereunder all insurance proceeds shall be paid to Tenant (or the rights thereto assigned to Tenant).

9. LIABILITY INSURANCE. Tenant shall, at its expense, maintain . comprehensive general public liability insurance. Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury sustained by any one (1) person, Two Million Dollars ($2,000,000.00) for personal injury sustained in any one (1) accident; and Two Hundred Thousand Dollars ($200,000.00) for property damage in any one (1) accident. Landlord shall name Tenant as an additional insured on Landlord’s standard liability policy and will deliver a copy of same within ten (10) days of execution of this Lease and will not reduce the amount thereof without Tenant’s written consent, which consent will not be unreasonably withheld.

10. GENERAL INSURANCE PROVISIONS. All insurance required to be maintained by Tenant under the terms of this Lease shall name Landlord as an insured party and shall be in such companies and in such form as shall be acceptable to Landlord. Such policies shall contain an agreement by the insurance company that such policy or policies shall not be canceled without at least ten (10) days prior written notice to Landlord. Tenant shall deliver to Landlord copies of insurance policies in force or appropriate certificates of insurance and shall furnish Landlord with proof that such policies have been renewed at least ten (10) days prior to their expiration date.

11. USE OF PREMISES. Tenant may use and occupy the subject premises for office and engineering purposes together with related laboratories, and storage of materials and related maintenance purposes and for any other legal purpose that does not violate the Restrictive Covenants which affect the real estate. Tenant shall not use or knowingly permit any part of such premises, property or facilities to be used or occupied for any unlawful purpose. Tenant shall, at Tenant’s own cost and expense, procure each and every permit, license, certificate or other authorization required in connection with the lawful and proper use of the leased premises or required in connection with any building or improvements now or hereafter erected on the leased premises other than the occupancy certificate which is to be provided by Landlord. Landlord shall cooperate with Tenant and join in the execution of necessary applications and other documents.

Except to the extent resulting from breach or default by Landlord, Tenant shall make all repairs, alterations, additions or replacements to the leased premises, whether interior or exterior, structural or nonstructural, required by any law or ordinance or any order or regulation of any public authority necessary because of Tenant’s use of the leased premises and to keep the leased premix :s equipped with all safety appliances so required because of such use or occupancy.

12. UTILITIES. Tenant shall, at its own expense, pay for all utilities serving the leased premises.

13. ACCEPTANCE AND CONDITION OF PREMISES. Landlord shall give Tenant written notice of the date on which the Landlord’s construction will be completed. Within.. thirty (30) days after receipt of said completion notice Tenant shall inspect .the condition of the leased premises and give Landlord written notice of either accepting the leased premises or notifying Landlord in writing of any patent changes Tenant deems necessary and agreed upon by the Landlord and Tenant; nothing herein shall release Landlord for its failure to complete construction in accordance with the approved plans and specifications and in accordance with all laws and regulations.

14. CARE AND MAINTENANCE OF PREMISES AND REAL ESTATE.

(a) LANDLORD’S DUTY OF CARE AND MAINTENANCE. Landlord will keep the roof, structural part of the floor, structural part of the exterior walls and other structural supporting parts of the building in good repair, excepting only for damage caused by Tenant’s negligence. Landlord shall also be responsible for any repairs of damage caused by the negligence or wrongful acts or omissions of Landlord, its agents, employees or contractors.

(b) TENANT’S DUTY OF CARE AND MAINTENANCE. Tenant shall, after taking possession of said premises and until the termination of this Lease and the actual removal from the premises, at its own expense, care for and maintain said premises in a reasonably safe and serviceable condition, except for(a) Landlord’s obligations as set forth in paragraph 14(a) hereinabove, (b) latent defects, (c) matters arising during Landlord’s warranty period, or (d) as otherwise provided herein. Tenant will furnish its own interior and exterior decorating. Tenant will not permit or allow said premises to be damaged or depreciated in value by any wrongful act or negligence of Tenant, its agents or employees. Without limiting the generally of the foregoing, Tenant will make necessary repairs and replacements to the sewer, the plumbing, the water pipes, HVAC systems, electrical wiring, fire sprinkler system, and lawn sprinkler system and Tenant agrees to keep faucets closed so as to prevent waste of water and flooding of premises; to promptly take care of any leakage or stoppage in any of the water, gas or waste pipes. Subject to force majeure Tenant agrees to maintain adequate heat to prevent freezing of pipes. Tenant at its own expense may install replacement floor covering and will maintain such floor covering in good condition. Tenant will be responsible for the plate glass in the windows of the leased premises and for maintaining the parking area, driveways, sidewalks, and other common areas on and abutting the real estate, including snow removal and lawn and landscape maintenance (including lawn sprinkler system). Tenant shall make all necessary repairs and replacements at its own expense. Tenant shall not make any material structural alterations to the leased premises without first obtaining the written consent of Landlord which consent shall not be unreasonably withheld. In making any repairs, replacements or material alterations to the premises, Tenant agrees to use materials and workmanship of a quality and class at least equal to the original construction. Tenant agrees that at termination of the Lease, the property herein leased shall be returned in a state of good and reasonable repair, ordinary wear, tear and casualty excepted provided, however, that in any event all heating, air conditioning and other mechanical equipment shall be in good working order.

15. MECHANICS LIENS. In the event any mechanic’s lien shall arise or. be claimed upon the subject premises against either Tenant or Landlord on account of material furnished or labor or work performed by either under the rights and obligations of either under this Lease Agreement,, and a mechanic’s lien be filed or an action be brought for the foreclosure of any such lien against either Tenant or Landlord, or both, then Tenant and Landlord each agree to either pay and cause such lien to be released or to post with the other an indemnification bond to secure and protect the other’s interest in the subject premises, in an amount and with sureties to be approved by the other, which approval shall not be unreasonably withheld.

16. TRANSFER OF LEASEHOLD INTEREST. Tenant shall not assign, transfer, mortgage or pledge this Lease Agreement or any renewal or extension thereof, or any part thereof, without the written consent of Landlord. for each such instance, which consent will not unreasonably be withheld except that, without such consent, Tenant may assign its rights under this Lease to any corporation affiliated with Tenant or to any entity which succeeds to the ownership of the capital stock or assets of Tenant, or into which Tenant is merged, but any such assignment shall not relieve Tenant of any of its obligations under this Lease and any surviving entity shall continue to operate the business of Tenant as a going concern. No written consent by Landlord to any assignment, transfer, mortgage, pledge or subletting shall release Tenant from the liability for the full performance of all of Tenant’s agreements hereunder, unless otherwise expressly provided in such written consent. Tenant further agrees not to suffer or permit the transfer or assignment of this Lease or any part thereof or interest therein by operation of law.

17. INSPECTION OF PREMISES. Landlord, its agents and employees, shall have the right to enter upon the premises at reasonable times for the purpose of inspecting the same or to make such repairs, additions or betterments as Landlord may see fit to make for the safety, improvement or preservation thereof or any other reasonable purpose. Landlord agrees that these inspections and any resulting necessary repairs shall be coordinated with Tenant to have a minimal impact on Tenant’s operation and in the absence of an emergency require not less than three (3) business days’ advance written notice to Tenant.

18. SUBORDINATION. Tenant will, upon request by Landlord, subject and subordinate this Lease to any and all mortgages and deeds of trust now existing or hereafter placed on the Land; provided, however, that such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagee or trustee under the mortgage or deed of trust and that the rights of Tenant hereunder shall remain in full force and effect during the Term of this Lease so long as Tenant is not in default under this Lease beyond the expiration of any applicable cure period. Subject to receipt of such recognition and agreement not to disturb Tenant, Tenant agrees that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust. Tenant will, upon request by Landlord, execute and deliver to Landlord instrument(s) in recordable form reasonably required to give effect to the provisions of this Section. Landlord will, upon request by Tenant, cause to be executed and delivered to Tenant instrument(s) in recordable form reasonably required to effect the recognition of Tenant’s rights hereunder by the holders of all such mortgages and deeds of trust whether or not Tenant has been requested to subordinate this Lease to such mortgages or deeds of trust.

19. RIGHT TO CURE DEFAULTS. In the event Tenant, after ten (10) days written notice in case of a default involving the payment of money or thirty (30) days written notice in other cases of default, but subject to extension in the event of force majeure, shall fail to pay taxes, special, assessments or other charges, fail to keep required insurance in full force and effect, or fail to effect necessary repairs and/or replacements, or become in default in any other manner, Landlord may, but need not, pay such taxes, assessments, charges, insurance premiums or make such necessary repairs and/or replacements as provided for in paragraph 14 or otherwise cure any existing default, and all sums paid or expenses incurred by Landlord shall be deemed additional rent and shall be added to*the next subsequent monthly installments of rent due and payable under this Lease. Nothing in this paragraph shall limit or modify Landlord’s rights or Tenant’s responsibilities under paragraph 14. .

20. INTEREST AND OTHER CHARGES. Any sums owed by Tenant under the terms of this Lease, if not paid when the same shall become due and payable, shall bear interest at the rate of twelve percent (12%) per annum, from the due date thereof. Landlord agrees to provide Tenant with written notice within sixty (60) days of any interest owing on account of any rental sum paid -hereunder after its due date. In the event any action is commenced in any Court for the collection of rent or to enforce any of the other provisions of this Lease, Tenant shall pay and have taxed as part of the costs, reasonable attorneys fees in favor of Landlord. Tenant agrees that in the event any payment due hereunder has not been made within ten (10) days after due, it shall remit to Landlord a late charge equal to two percent (2%) of the amount due.

21. DEFAULT. In the event of any breach by Tenant of any of the covenants, agreements and conditions of this Lease or if Tenant shall abandon or vacate the leased premises before the end of the term of the Lease, or if Tenant shall become insolvent, or shall be adjudicated bankrupt, or if Tenant’s property located on the leased premises shall be levied upon on execution which levy is not discharged or bonded over in sixty (60) days, or if any lien against Tenant’s property located upon the leased premises shall not be released within sixty (60) days, then and in any of said events, all of the indebtedness of Tenant to Landlord under this Lease, upon ten (10) days written notice in case of a default involving the payment of money or thirty (30) days written notice in other cases of default (but subject to extension in the event of force majeure), shall become immediately due and payable, and Landlord thereupon:

a.	shall have the right to enforce the payment of said indebtedness by foreclosure of the liens securing the same, and/or

b.	shall have the right, without further notice, to declare a forfeiture and termination of this Lease and of all rights of Tenant hereunder, and shall the right to remove Tenant from said premises, and/or

c.	shall have the right, without further notice and without declaring forfeiture and termination of this Lease, to take possession of said premises and relet the same in Landlord’s name for such rent and upon such terms as Landlord may determine and to apply said rent upon the amount owing by Tenant hereunder. Tenant shall remain liable for any deficiency in the total rentals received by Landlord.

The aforesaid rights of Landlord shall not be exclusive of each other nor of any other rights and remedies which Landlord may have at any time under the laws of the State of Iowa or this Lease Agreement, but shall be cumulative.

22. EMINENT DOMAIN. If any or part of the leased premises shall be taken for any public or quasi-public use under any statute, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate as to such portion so taken and Landlord and Tenant shall pursue their respective rights against the acquiring authority independently of each other but no such claim by Tenant shall diminish or otherwise adversely -affect ‘Landlord’s award. Tenant shall have no right or claim to any portion of Landlord’s award for the taking of its right, title or interest in the leased premises nor shall Landlord have any right or claim to any portion of Tenant’s award for the taking of its property, its leasehold improvements or for the value of its leasehold interest taken In the event of a partial taking, Tenant shall continue to utilize said premises for the operation of their business to the extent that it may be practicable to do so from the standpoint of good business, and in such event rentals shall abate from the time of such taking until the remainder of the premises have been restored, except to the extent that Tenant continues or resumes doing business from part of the promises, in which case the rent will be equitably reduced. In the event the taking is of such extent that Tenant cannot operate its business on the premises Tenant may terminate this Lease.

In the event the taking is of such extent that Tenant cannot operate its business on the leased premises, and not withstanding existence of default hereunder, Tenant shat: have the right to exercise the “Purchase Option” set forth in paragraph 40 hereinafter not withstanding any limitations on timing to exercise such options otherwise set forth in paragraph 40. If this option is exercised after the 30th month of this Lease, the purchase price shall be determined as set forth in the second paragraph of paragraph 40 hereinafter (otherwise it will be determined in accordance with first paragraph of paragraph 40) with the Closing as set forth in the third paragraph of paragraph 40 hereinafter to be held within ninety (90) days after written notice. If Tenant exercises the option hereunder all condemnation proceeds shall be paid to Tenant or the rights thereto assigned to Tenant.

23. TERMINATION DAMAGES. Upon termination of this Lease or any extension thereof,. if Tenant is not then in default, Tenant may remove its furniture, furnishings, fixtures, equipment and other property located upon and installed in the subject premises at Tenant’s expense, except as hereinbefore and otherwise provided. Tenant shall repair any damage to the subject premises occasioned by such removal and restore said premises to the condition prior to its tenancy, reasonable wear and tear and casualty damage excepted.

24. SIGNS. Tenant may, at its own cost and expense, attach or attach to the exterior of the building signs or insignia which shall be in compliance with the rules, regulations, ordinances and statutes of the City of Cedar Rapids, the State of Iowa and any applicable restrictive covenants. All signs to be affixed to the building or otherwise located upon the leased premises shall be subject to the approval of Landlord, which approval will not be unreasonably withheld.

25. ENVIRONMENTAL. Tenant will not, during the term of this Lease and in connection with the use of the leased premises, engage in the business of generating, transporting, storing, treating or disposing of any material or substance designated or classified as a hazardous substance, waste or contaminant by any federal, state or local statute or ordinance or by any rule or regulation promulgated or adopted, pursuant thereto, including but not limited to, petroleum, asbestos, “PCB”s and radioactive materials or waste (“Hazardous Materials”) on the property. Tenant shall not permit the leased premises to be used for the storing or disposal of waste or for storing or disposal of Hazardous Materials and will not permit the leased premises nor any of its various components to emit any Hazardous Materials, provided that the foregoing shall not prohibit lawful storage and use of material incidental to Tenant’s business. Tenant shall indemnify and hold Landlord harmless from any damages or claims arising from a breach of this provision. Landlord shall indemnify and hold Tenant harmless from any and all damages or claims arising from conditions relating to the storage, handling or disposal of hazardous substances or materials which existed on the property prior to the initial lease term or otherwise caused by Landlord, its agents, employees or contractors.

26. REPRESENTATIONS. Landlord and its agent have not made any representations with respect to the subject premises, property and facilities, the land upon which the same are located, by implication or otherwise, except as expressly set forth herein and in the other provisions of this Lease Agreement.

Landlord hereby represents, warrants and covenants that:

(i) Landlord shall complete the improvements and other work to be constructed by Landlord in accordance with the terms hereof;

(ii) Landlord has received all consents and permits under the Restrictive Covenants to construct the improvements and such improvements, when constructed, will not violate the Restrictive Covenants;

(iii) The use by Tenant of the Leased Premises for office and engineering purposes, together with related laboratories and storage and maintenance will not violate the Restrictive Covenants nor any zoning laws or applicable governmental regulation;

(iv) Landlord will not grant any easements or rights with reference thereto after the date hereof without the consent of Tenant, which consent shall not be unreasonably withheld;

(v) Within ten (10) days after delivery of possession of the Leased Premises to Tenant, Landlord will provide to Tenant as-built drawings of the real estate and Leased Premises;

(vi) Landlord has no knowledge of the existence of any hazardous substance or other violations of any environmental law at, in or under the real estate or the Leased Premises.

27. ENTIRE AGREEMENT AND CHANGES. This Lease Agreement in itself contains the entire agreement between Landlord and Tenant and can only be changed and modified in writing between them.

28. LAW APPLICABLE AND INVALIDITY. This Lease Agreement shall be deemed to have been made in the State of Iowa and shall be construed according to the laws of said State. If any provisions of this Lease Agreement shall. for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and said Lease Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

29. NOTICES. Any notice required to be given under this Lease Agreement or which may be given, though not required, shall be in writing and shall be deemed duly served if mailed by certified mail, in case of notice to Tenant, to the address of the leased premises, and in case of notice to Landlord, to the place at which the rent is then being paid. Either party may change the address to which notices shall be sent by giving written notice of such change to the other. Personal service of any such notice may be made in lieu of service by mail, provided that such personal service is made upon an officer or designated agent of Landlord or is made upon an officer or designated agent of Tenant.

30. QUIET ENJOYMENT. Landlord covenants that it has full authority to execute this Lease Agreement and that Tenant, upon paying the rentals herein provided and performing its obligations under this Lease Agreement, shall quietly have, hold and enjoy the leased premises during -the term hereof, subject to the provisions herein contained.

Landlord shall have the right to mortgage all of its right, title and interest in and to the real estate, including the leased premises, at any time without notice, subject to this Lease.

31. WAIVER OF BREACH. It is further covenanted and agreed by and between the parties that no waiver of a breach of any of the covenants of this Lease Agreement nor any payment by Landlord of any sums due and payable by Tenant nor ‘the performance by Landlord of any act which is the duty and obligation of Tenant under the terms of this Lease Agreement, shall be construed to be a waiver of any succeeding breach of the same or any*other covenant, and that the failure of Landlord to insist upon strict performance of any of the covenants or conditions or provisions of this Lease Agreement or to exercise any option herein conferred in any one or more instances; shall not be construed to be a waiver of or relinquishment for the future of any such covenants, conditions or options but the same shall remain in full force and effect. It is further covenanted and agreed that the acceptance of or collection of rent by Landlord from any subtenant, assignee or transferee of this Lease or from any successor to Tenant’s interest therein, even though with full notice thereof, shall not constitute a consent thereby by Landlord or waive any rights of Landlord arising out of any such unauthorized subletting, assignment or transfer.

32. MUTUAL INDEMNIFICATION. Landlord hereby releases and agrees to defend, indemnify and hold harmless Tenant from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property occasioned by any act or omission of Landlord, its agents, contractors, employees or invitees. Tenant hereby releases and agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property occasioned by any act or omission of Tenant, its agents, contractors, employees, or invitees.

33. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

34. HOLDING OVER. In the event Tenant, with Landlord’s consent, remains in possession of the premises after the expiration or termination of the term of this Lease, and without the execution of a new Lease, Tenant shall be deemed to be occupying the premises as a Tenant from month-to-month at a rental equal to the last month of the Lease term, and otherwise subject to all conditions, provisions, and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

35. “LANDLORD” MEANS “OWNER”. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to the premises and in the event of any transfer or transfers of the title to such fee to an unrelated person or entity for value, Landlord herein named (and in the case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord, or the then grantor under any provisions of this Lease, shall be paid to Tenant, and provided further that Richard L. McBride and Lana K. McBride d/b/a McBride Investments shall not transfer or convey their interest in and to the leased premises prior to the commencement date of this Lease.

36. TENANT’S AUTHORITY TO EXECUTE THIS LEASE. Tenant warrants and represents to Landlord that:

a.	Tenant is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Lease and consummate all of the terms and provisions thereof;

b.	The execution and delivery by Tenant of this Lease will not result in any breach or violation of or default under or be in conflict with any agreement or other instrument to which Tenant is a party or by which it is bound and does not require the approval of any administrative agency or court;

c.	The execution and delivery of this Lease has been duly authorized and this Lease is valid and binding upon Tenant.

37. RELATIONSHIP OF PARTIES. It is agreed that nothing contained in this Lease Agreement shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.

38. GENERAL PROVISIONS. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to context.

39. SUCCESSORS IN INTEREST. This Lease Agreement shall be binding upon the parties hereto, their heirs, beneficiaries, legal representatives, successors and assigns.

40. PURCHASE OPTION. During the period beginning after the twelfth (12th) month from the Lease commencement date and ending on the last day of the eighteenth (18th) month of the Lease term (the first “Option Period”), Tenant shall have the option to purchase the real estate upon which the leased premises is located and all improvements thereon. The purchase price shall be Two Million Eight Hundred Six Thousand Four Hundred Fifty-one Dollars ($2,806,451.00), subject to any Increase or decrease due to construction changes requested by Tenant and accepted by Landlord.

During the period beginning after the thirtieth (30th) month from the Lease commencement date and ending on the last day of the thirty-sixth (36th) month of the Lease term and during the period beginning after the fifty-fourth (54th) month from the Lease commencement date and ending on the last day of the sixtieth (60th) month of the Lease term .(the second and third “Option Period”), Tenant shall have the option to purchase the real estate upon which the leased premises is located and all Improvements thereon. The purchase price shall be Two Million Eight Hundred Six Thousand Four Hundred Fifty-one Dollars {$2,806,451.00) (subject to any increase or decrease due to construction changes requested by Tenant and accepted by Landlord) multiplied by the greater of (1) four percent (4%) per year compounded, or (ii) seventy-five percent (75%) of the increase in the Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics of the U.S. Department of Labor from the eighteenth month of the Lease term through the month ending two (2) months prior to the month of closing.

These options to purchase may be exercised by Tenant delivering to Landlord during the applicable Option Period a written notice of its intent to purchase at least three (3) months prior to the date of Closing, which closing date shall be on the last day of the applicable Option Period. As soon as possible after Tenant’s exercise of this purchase option Landlord shall provide Tenant an abstract of title extended to date. At Closing Landlord shall convey to Tenant good and marketable title to the premises free and clear of all liens and encumbrances, except for easements, and covenants and restrictions of record on the date hereof as set forth on Exhibit “B” attached hereto and as shown on the final plat of the real estate and specifically excluding any mortgages or monetary liens which shall be paid by Landlord at. Closing. Except as set forth below or otherwise herein, Tenant may not exercise this purchase option if at the time of such exercise Tenant is in default under the terms of this Lease, and such default is not cured within the applicable cure periods set out in this Lease. However, if Tenant defaults under the Lease during the applicable Option Period, and the default is not cured within the applicable cure period, Tenant’s option under this paragraph shall not expire if Tenant notifies Landlord, within said applicable cure period, of the exercise of its option to purchase. In such event, Tenant shall purchase the real estate within seventy-five (75) days of the date of the original written notice of default from Landlord, and the purchase price set out above shall be increased by an amount equal to all delinquent sums due under the Lease through the date of closing.

41. RESTRICTIVE COVENANTS. Tenant’s attention is called to existing “Restrictive Covenants” upon the real estate property where the improvements are to be constructed. A copy of the “Restrictive Covenants” are hereby attached to and made a part of this Lease as Exhibit “A”. Where terms and conditions of this Lease conflict with the “Restrictive Covenants”, the requirements of the “Restrictive Covenants” will prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth herein.

MCBRIDE INVESTMENTS – Landlord

By:
Richard L. McBride

By:
Lana K. McBride

WESTINGHOUSE AIR BRAKE COMPANY - Tenant

By:	/s/ A. Garcia-Tunon

A. Garcia-Tunon VP
Printed Name Title

LANDLORD

State of Iowa

                                                                                 ss:

County of Linn

On this day of                     , 19    , before me, the undersigned, a Notary public in and for said County and State, personally appeared Richard L. McBride and Lana K. McBride, to me personally known, who being by me duly sworn, did say that they are the individuals executing the within and foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

Notary Public in and for said County and State

TENANT

State of: Pennsylvania

                                                                                 Ss

County of: Allegheny

On this 23rd day of December, 1998, before me, the undersigned, a Notary Public in and for said County and State, personally appeared A. Garcia-Tunon, to me personally known, who being by me duly sworn, did say that he is the Vice President of, said corporation executing the within and foregoing instrument, that the seal affixed thereto (if one has been obtained) is the seal of said corporation; that said instrument was signed (and seal on behalf of said corporation by authority of its Board of Directors; and that the said A. Garcia-Tunon as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

(SEAL)

/s/ Phyllis M. Sabol
Notary Public in and for said County and State

Restrictive Covenants

The undersigned, PFL Life Insurance Company, being the Developer and Owner in fee (herein referred to as the Developer) of River Ridge North Office Park Fifth Addition, Lot 1 (hereinafter referred to as the “Lot”) located in the City of Cedar Rapids, Lion County, Iowa, in order to establish and maintain the character and quality of the Lot, does hereby impress upon the Lot and upon the persons and entities who may hereafter purchase the Lot from the Developer or subsequent Owners, or any right title or interest therein, of any nature whatsoever, regardless of the manner by which such ownership or interest be acquired (hereinafter referred to as “Owners”), the following conditions and restrictions upon the future use of the Lot.

1. Use.

A. Approved Uses. Subject to applicable zoning restrictions and to specific prohibited uses as set forth in sub-paragraph D below, uses which are approved for the Lot include,

1.	Office buildings, including banks and other functional institutions.

2.	Professional services, including outpatient medical clinics and laboratories.

3.	Commercial uses, including wholesale and retail sales of goods and services.

4.	Recreational services, including restaurants, taverns, health clubs, non profit lodges and clubs, theaters, handball and racquetball courts.

B. Conditional Uses. The Lot may be used for single occupancy warehouse, distribution or light manufacturing provided that the building(s) present the general appearance of an office building from the street and from adjoining properties and provided that the Owner shall deliver assurances as may be deemed necessary or desirable to the Developer that none of the prohibitions as set forth in sub-paragraph D below concerning noise, fumes, pollutants, etc. will be violated by such sue. No multi-tenant warehouse, distribution or light manufacturing shall be permitted without the written consent of Developer.

C. Other Uses. Other uses that the Developer specifically approves in writing which, in the sole opinion of the Developer will enhance the development area as a whole and will not conflict with other uses either envisioned herein or currently in place.

D. Prohibited Uses. No use of the Lot shall be permitted which is offensive by reason of odor, fumes, dust, smoke, noise or other pollution, nor shall any use be permitted which is hazardous by reason of excessive danger of fire or explosion, which may be injurious to any property or persons on or about the Lot or that is in violation of the applicable laws or regulations of any governmental authority. For purposes of these restrictions, any odor which is noticeable at the Lot line and any dust, smoke or other airborne pollutants visible outside of a building shall be considered offensive. Any noise shall be considered offensive if audible above 60 decibels (d.b.a) at the Lot line.

Uses that are prohibited include the following:

1.	Automobile service centers, gas stations, parking lots or equipment storage (as a principal use),

2.	Inpatient medical facilities including hospitals, nursing or convalescent homes, rehabilitation centers and halfway houses.

3.	Animal hospitals or veterinary clinics, pet stores, pet grooming establishments, laboratories keeping animals, and bait shops.

4.	Flea markets, junk shops, antique stores, used clothing and furniture shops, or secondhand stores and personal property rental establishments whose primary business is the short term rental of personal property.

5.	Bowling alleys, pool halls, drive in theaters and suntan centers (as a principal use).

6.	So called “adult” entertainment or sales establishments of any kind.

E. Hazardous Materials. No Hazardous Materials of any kind shall be stored on or disposed of on the Lot. As used herein, Hazardous Materials shall mean:

1.	any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1926, as amended from time to time, and rules or regulations promulgated thereunder.

2.	any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and rules or regulations promulgated thereunder;

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3.	any oil, petroleum products, and their byproducts; and

4.	any substance which is regulated by any federal, state or local governmental authority or that is the subject of any law, rule or regulation.

2. Plan Approval. Prior to the commencement of construction, addition or reconstruction of any improvement on a Lot (including buildings, auxiliary buildings, signs, walls, fences, outside lighting, landscaping, driveways and parking areas); the Owner thereof must submit to Developer for its written approval two sets of complete plans and specifications for the proposed construction, alteration or reconstruction. All plans and specifications submitted shall be prepared by a qualified, registered Architect who shall certify in writing that he has and will prepare the plans in accordance with these restrictive covenants and the Building Site Construction Standards (see paragraph 3 below) and in accordance with all zoning, building, health and safety ordinances, codes and laws and in accordance with all applicable easements and set backs pertaining to the Lot. The plans and specifications shall require all contractors and sub-contractors on the proposed project to acknowledge receipt of and agree to abide by the Building Site Construction Standards. The plans and specifications shall include such detail as the Developer shall require to show the size, shape, floor plans, section details, square footage, height (including elevation drawings of all exterior walls), site plan, foundation plan, roof plans, all grading and landscaping plans, any proposed changes to be made in the elevation or surface conditions of the Lot, all exterior improvements, building materials and supplies (including color samples of exterior finish materials). The developer shall make its determination on approval of the plans and specifications, lot grading and landscaping plans, based upon the suitability and durability of the proposed construction, the quality of the building materials and overall construction, the harmony of external design and the effect and appearance of such proposed project as viewed from the streets and neighboring properties. Developer shall have 30-days from submission of plans and specifications to render either a written approval or written rejection thereof stating specifically the basis of objections. A rejection may also contain suggestions for changes to the plans and specifications, etc. which would make such project acceptable. If Developer gives no response within 30 days of receipt of the plans as required herein, then the plans and specifications as submitted shall be deemed or be approved. Developer need not respond until a complete set of plans and specifications is submitted and need not review submissions from anyone but an Owner of a Lot or other person or entity with a valid interest in a Lot.

Developer’s review of submissions is only for the purpose of assuring the character and value of the Lot and shall not be relied upon by anyone as a representation as to structural soundness, fitness for a particular purpose or compliance with zoning, building, health or safety codes or ordinances or any other restrictions on the construction or property, other than the restrictive covenants contained herein.

Construction of a project approved by the Developer in accordance with this paragraph shall be in accordance with the plans and specifications approved by the Developer.

3. Construction Site Standards. Construction and the conduct thereof shall comply with all governmental requirements as to health and safety and shall meet the standards set forth herein and as set forth in the “Building Site Construction Standards” prepared by Developer and available at the office of the Developer. Such standards shall cover, but not be limited to, the restrictions contained herein and additional regulations concerning erosion control, parking for construction workmen, office trailers on the Lot, material storage, location of telephones and vending machines, security design, location and disposal of sewage during construction, cleaning and policing of the construction site and protection of streets, street right of ways and property adjoining the building site. Requirements in the Building Site Construction Standards may vary depending on size, location and topography of a Lot. No temporary building, job trailers or the like shall be permitted on the Lot except those incident to construction while an approved building is being constructed thereon and shall be removed within 30 days following the issuance of a permanent certificate of occupancy by the City of Cedar Rapids. When the construction of a project is once begun, work thereon shall be prosecuted diligently and continuously until full completion. Any building shall be substantially completed prior to occupancy of any part thereof, and landscaping shall be fully completed within 30 days following initial occupancy, weather permitting.

4. Lot Coverage and Setback Requirements. The total ground area covered by all buildings shall not exceed 40% of the area of the Lot, and the total combined building area and paved surfaces (including driveways, sidewalks, truck aprons and parking lot) shall not exceed 65% of the area of the Lot.

In all cases, buildings shall be set back a minimum of 25 feet from street right of ways. Sideyard setbacks and rear setbacks will be a minimum of 15 feet. Within those setback areas nothing is permitted except walks, turf and landscaping unless such exception is specifically approved by the Developer. The Developer may vary established setbacks in special circumstances.

5. Utility Easements. Anyone making use of the common utility easements as set forth on the plat of the Lot shall be responsible for restoration of all landscaping disturbed by such work. No improvements, other than walks, turf and landscaping shall be made within a common easement area.

6. Parking. All parking area and service, drives shall be paved or asphalted, including concrete curb and gutter. No use shall be made of the Lot or building constructed thereon which requires or is reasonably expected to require or attract parking in excess of the parking facilities of such Lot. Parking will not be permitted on streets or on the Lot except in paved parking areas designed for parking. Owners shall enforce all fire lanes and

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7. Landscaping. Retention of Developer installed landscaping on the Lot, if any, is considered desirable and no such landscaping shall be removed or damaged except that lying within the actual location of improvements (buildings, driveways and parking areas) unless such removal is consented to by the Developer. Proposed removal of any Developer installed landscaping shall be identified in the plans and specifications submitted to Developer for its approval pursuant to paragraph 2.

In connection with construction on the Lot, the Owner shall be required to sod the entire ground surface of the Lot except for alternatively landscaped areas. The Owner shall be responsible for sodding and maintaining the area between his property line and the street curb and for maintaining all Developer installed landscaping thereon. All landscaped and sodded areas shall be adequately serviced by an underground sprinkler system. All parking areas shall be screened from road right-of-ways and adjacent property by earth berms and/or plantings to minimize the visual effect of large paved areas and parked automobiles. If required by the Developer, all fences and screening walls shall be landscaped with shrubbery in order to block the view of the fence or screening wall from adjacent property and from the street.

A complete landscaping plan including a layout and plant lists shall be submitted to the Developer along with other improvement plans and specifications in accordance with paragraph 2. To assist an Owner with preparation of the initial landscaping plan and any subsequent re-landscaping of the Lot, the Developer shall make available to each Owner a copy of the Developer’s “Landscaping Standards” which shall control specific landscaping standards. Once an initial landscaping plan is approved, it shall be completed by an Owner no later than 30 days after initial occupancy of the building(s) on the Lot, weather permitting. Once installed, the landscaping shall be maintained in good condition and appearance; regularly watered, mowed and edged. All re-plantings and re-landscaping shall be governed by the then current Landscaping Standards applicable to the Lot.

8. Required Development. The Owner shall commence the construction of improvements on the Lot in accordance with approved plans and specifications within one year of his purchase of the Lot from the Developer. If the construction is not timely commenced, or once commended, not diligently pursued to completion, the Owner shall nonetheless be required to install acceptable landscaping on the entire Lot. Such landscaping shall comply with the requirements of paragraph 7 and shall include the sodding of the entire ground surface of the Lot. If the Owner fails to either install or maintain the landscaping, Developer shall have the right, privilege and license (but not the obligation) to do so, and all amounts expended by Developer, together with a surcharge of ten percent of cost for overhead shall be, upon written demand of Developer, immediately due and payable by the Owner. If not paid by the Owner with thirty days of demand, the charges shall bear interest at the rate of ten percent per annum and shall be collectible by all lawful means. The charges, together with interest thereon, shall also constitute a lien against the Lot on or for which the work was performed.

9. Option to Repurchase. If an Owner fails to commence construction of improvements on the Lot within one year of its purchase of the Lot from Developer or, after commencement of construction, fails to diligently pursue the construction to completion, so that the development is completed in substantial accordance with plans and specifications approved by Developer on or before the second anniversary date of the Owner’s purchase of the Lot from Developer, then Developer shall have the option to repurchase the Lot for the same price paid by the Owner to Developer. This option shall be exercised by Developer within ninety (90) days of the event giving rise to such option by written notice to said Owner of its successors in interest. If the option is not so timely exercised, it shall expire and be of no further force or effect. The notice shall specify a closing date between thirty (30) and sixty (60) days of the date of the notice. The Lot shall be conveyed by general warranty deed, free and clear of all tenancies, liens or encumbrances. The purchase price shall be paid in cash on the closing date. Developer shall have the right to deduct from the purchase price all liens or encumbrances against the Lot repurchased.

This instrument shall put all parties on notice of this Option to Repurchase and no separate agreement need be executed by any Owner (or its successors in interest) in order to validate Developer’s option hereunder.

10. Signs. Monument signs are the standard throughout the subdivision. Free standing signs may not be erected in any street right of way. All proposed signs are subject to the approval of the Developer pursuant to paragraph 2. No signs shall be painted directly on the exterior walls of a building. No window signs, banners or “For Sale” for “Fore Rent” signs may be erected unless specifically approved by the Developer. No portable flashing or exposed tubular type signs shall be permitted.

11. Lighting. All lighting shall be directed away from adjacent properties and shall be positioned to eliminate glare on streets and driveways. No neon lights, intermittent or flashing lights shall be allowed. Only shaded light sources shall be used to illuminate signs, facades, buildings, parking and loading areas.

12. Screening. Stand fans, air conditioning units, cooling towers, elevator penthouses, vents and all other structures or equipment which rise above the roof line shall be architecturally compatible or effectively shielded from ground view by architecturally sound methods which will be shown on the plans and specifications submitted to the Developer pursuant to paragraph 2. Developer may establish different design criteria for buildings in excess of five stories in height.

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No truck loading dock or “receiving/shipping” doors shall face toward any street or roadway, and where such dock or doors would be visible fro any street or roadway, they shall be virtually screened by appropriate walls, panels or landscaped berms, which are of material and design harmonious with the building architecture, subject to the prior written approval of the Developer.

Any ground equipment located outside of a building shall not be located between a building and any street and where possible, shall not be visible fro any street. All such equipment shall be screened or shielded from view in an architecturally harmonious manner.

No storage of any articles, goods, or materials shall be permitted outside any building except of a temporary nature only and then only with the prior written consent of the Developer, who shall, have the right, as a condition to any such approval, to impose such limitations and screening requirements as it may deem to be in the best interests of the area. Any such approval may be revoked by the Developer if at any time any of such limitations or screening requirements are not met.

13. Maintenance. The Owner of the Lot shall have the duty and responsibility to:

1.	Keep the premises, structures, improvements, parking lot, appurtenances and landscaping so that all will conform with these restrictive covenants and in a well maintained, safe, clean and attractive condition at all times.

2.	Comply in all respects with governmental, health, and police requirements.

3.	Remove promptly any rubbish of any character whatsoever which may accumulate on the Lot. Trash or rubbish must be placed in covered containers manufactured for such use and all such containers shall always be kept inside of the buildings or behind a screening facility meeting the criteria specified to paragraph 12 above. Trash or rubbish must not be placed or stored between any building and the curb of any abutting street.

4.	Maintain all required landscaping and shall specifically (i) keep grass edged and cut to not over 6 inches in height (ii) remove and replace all dead or diseased trees and shrubbery and (iii) perform such additional planting, seeding, sodding and grading work as necessary to prevent soil erosion.

If, in the opinion of the Developer, anyone fails in any responsibility set forth in this paragraph, then Developer may give such Owner notice of failure and such Owner must, within 10 days of receipt of such notice, undertake the work required to restore said Owner’s site to a safe, clean, attractive and lawful condition complying with these covenants. Should any such Owner fail to timely fulfill this duty and responsibility after such notice, then Developer shall have the right, license and power, but not the obligation, to perform such care and maintenance. The Owner of the Lot shall be liable for the cost of any such work, plus a 10% surcharge for Developer’s over head, and shall, within thirty (30) days of billing, reimburse Developer for all such amounts. Any amount not so paid shall bear interest at the rate of 10% per annum and shall be collectible by all lawful mans. Such unpaid amounts, together with interest thereon, shall also constitute a lien against the interests of such defaulting Owner in the Lot.

14. Common Maintenance. The Lot is a portion of a larger planned office park development to be known as Rive Ridge North Office Park (hereinafter referred to herein as the “Park”). If at any time, the Developer shall determine that in addition to any maintenance or services furnished by the City of Cedar Rapids, Iowa, there should be performed or provided maintenance, replacement, repair, re-construction, or refurbishing of any amenities erected for the common use, enjoyment or beauty of the Park, or for watering, mowing, and maintenance of shrubbery and grassed areas of the street rights of way, cleaning of the street pavements, mowing and maintenance of swales and retention ponds, security patrol, and maintenance of street fire hydrants, or any of the same (“common area maintenance”), the Developer may perform such common area maintenance. The Lot Owner shall pay to the Developer its pro rata share of the cost of such common area maintenance performed by the Developer. As used in this paragraph 14, “costs” shall mean the actual costs incurred by the Developer in performing the area maintenance plus an administrative charge equal to 10 percent of such actual costs. Developer shall bill Owner periodically its applicable pro rata share of such costs based upon the square footage of the Lot as compared with the total square footage of all property in the Park and such sums shall be due and payable within thirty (30) days of receipt of such billing. Any sums not timely paid by the Owner shall bear interest at the rate of ten percent (10%) per annum and shall be collectable by all lawful means. Such unpaid amounts, together with interest thereon, shall also constitute a lien against the Lot. Developer shall not be responsible for the sufficiency of pr for errors or omissions of any security patrol provided by the Developer, and in no event shall Developer, by reason of the provisions of this paragraph or the furnish or failure to furnish any common area maintenance, be liable for the safety of any person or property on a Lot or on account of any loss, damage, or injury to person or property occurring on any Lot.

15. Utilities. All electric, telephone, and other utility lines on or servicing the Lot must be underground. It is the responsibility of the Owner or occupant of the Lot to make arrangements with the suppliers of electrical, water, sewer and other utility services for the site. All electric transformers, terminals, or other utility appurtenances which are required to be above ground, shall be located where possible at the rear of a building, and if visible from a street such equipment shall be behind a screening facility meeting the criteria of paragraph 12.

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16. Violalions. If any person, firm, corporation or other entity shall violate or attempt to violate any of the covenants or restrictions herein set forth, it shall be lawful for the Developer:

1.	To prosecute proceedings at law for the recover of damages against those so violating or attempting to violate any such covenant, or

2.	To maintain any proceeding against those so violating or attempting to violate any such covenant of the purpose of preventing or enjoining all or any such violation, including mandatory injunctions requiring the violator to restore the building or other matter involved to a conforming state, not in violation of these restrictions. The remedies provided in this paragraph shall be in addition to any and all other remedies now or hereinafter provided by law.

17. Minor Variances; Waiver. Where a building or other improvement has been or is about to be erected on the Lot in such a manner as to constitute a minor violation of, or variance from the covenants or restrictions herein set forth, the Developer shall have the right to waive or release the variance or minor violating.

The provisions of these Restrictive Covenants represent the Developer’s best effort to define standards and requirements to assure the quality and desirability of the Lot for the intended uses as set forth herein. It must be acknowledge, however, that consideration should be given to an Owner with unique projects or peculiar circumstances pertaining to the Lot. Therefore, the Developer may waive any particular provision or provisions of these covenants in the exercise of its best judgment and giving due consideration to results intended to be achieved by the covenant(s) so waived. In order to be effective, such waiver must be in writing and executed by the Developer or Developer’s assignee hereunder. Developer shall not be liable to any person, including any other property owners within the Park, for either the granting or refusal to grant any waiver or release pursuant to this paragraph.

Whenever these Restrictive Covenants require or allow the approval of Developer, such approval shall be at the discretion of Developer in the reasonable exercise of its best judgment and Developer shall not be liable to any person for the granting or refusal to grant its approval hereunder.

18. Developer Successor. The Developer shall have the sole and exclusive right at any time, and from time to time, to transfer and assign to, and to withdraw from, such person, firm, corporation, and any other entity as it shall select, any or all right, powers, privileges, authorities, and reservations given to or reserved by the Developer by any part or paragraph of these covenants and restrictions. In connection therewith, the Developer may, but need not, establish eac or more Iowa Corporation not for profit or other entities in which Owner shall be encumber and the Developer may, but need not, separate the rights and liabilities under paragraphs 8, 13 and 14 above from the other rights and responsibilities of the Developer hereunder. Any such other entity may, but need not, be granted or have and exercise the authorities granted or reserved hereunder as to said Lot. As and to the extent the Developer exercise one or more of its options reserved to the Developer under the foregoing provisions of this paragraph 18, the Developer shall record an instrument in the public records of Linn County, Iowa, referring to these restrictive covenants and specifying in reasonable detail the particulars of the action taken by the Developer and the name and address of any assignee of Developer’s rights duties and privileges. Developer hereby designates AEGON USA Realty Advisors, Inc., an affiliated corporation to act for it and in its stead in all matters relating to these Restrictive Covenants. The address of AEGON USA Realty Advisors, Inc. is as follows:

AEGON USA Realty Advisors, Inc.

4333 Edgewood Road N.E.

Cedar Rapids, IA 52499

Attn: Chief Engineer

If at any time, there shall be no person, firm, corporation, trust or other entity entitled to exercise the rights, powers, privileges, authorities, and reservations given in or reserved by the Developer under the provisions hereof, the same shall be vested in and exercised by a committee to be elected or appointed by the Owners of a majority of the square footage of the property within the Park. Nothing herein contained, however, shall be construed as interfering any rights, powers, privileges, authorities or reservations on said committee except in the event aforesaid.

19. Severability. Invalidations of any of the provisions of the covenants set forth herein by judgment or court order shall not affect or modify any of the other provisions, which shall remain in full force and effect.

20. Addition Restrictions. The Owner shall not, without the prior written consent of the Developer, imposer any additional covenants or restrictions on the Lot or any part thereof, but the Developer may include in any contract or deed hereinafter made and covering all or any portions of said Lot any additional covenants or restrictions applicable to the Lot which are not inconsistent with and which do not lower the standards of the covenants set forth herein.

21. Further Subdivision Prohibited. Owner shall not have the right to subdivide the Lot without the written consent of Developer. Any contracts or conveyance in contravention of this prohibiting shall be void

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22. Title. The addition of title to the various paragraphs in this instrument are for convenience and identification only and the use of such titles shall not be construed to limit, enlarge, change, or otherwise modify, any of the provisions hereof, each and all of which shall be construed as if not titled.

23. Binding Effect. Subject to the provisions hereof, the covenants set forth herein shall remain in full force and effect until the first day of January, 2014. However, at any time prior to January 1, 2014, and with the consent of the Developer, the Owners of three fourths or more of the total land act are contained within the Park, may by written declaration, sign and acknowledged by them and recorded in public records of Linn County, Iowa, alter, amend or terminate these covenants. During the period the covenants shall remain in full force and effect, they shall be deemed to be covenants running with the title to the Lot and shall be binding on the Developer and each purchaser, grantee, Owner, or lessee of said Lot or buildings or space in buildings located at any time on the Lot and upon the respect heirs, personal representatives, devisees, successors, and assigns of the Developer and of any such purchaser, grantee, Owner or lessee, all of whom shall abide by and conform with the provisions of these covenants. Owners shall be jointly and severally liable for the infractions of any persons claiming possession of the Lot, or portion thereof or portion thereof or any other interest therein, by through or under the Owner.

24. Partial Invalidity. Invalidation of any one of these covenants or restrictions by judgment or court order shall in no wjse affect any of the other provisions hereof, which shall remain in full force and effect.

Executed this 2nd day of December, 1998.

ATTEST:		PFL LIFE INSURANCE COMPANY

By:	/s/ Maureen DeWald	By:	/s/ Thomas L. Nordstom
	Maureen DeWald, Assistant Secretary		Thomas L. Nordstrom, Vice President

STATE OF IOWA	)
)ss
COUNTY OF LINN	)

On this 2nd day of December, 1998, before me, the undersigned, a Notary Public in and for the State of Iowa personally appeared Thomas L. Nordstrom and Maureen DeWald, to be personally known, who being by me duly sworn, did say that they are the Vice President and Assistant Secretary respectively, of the corporation executing the within and foregoing instrument, that said Instrument was signed on behalf of the corporation by authority of its Board of Directors; and that Thomas L. Nordstrom and Maureen DeWald as officers acknowledged the executive of the foregoing instrument to be the voluntary act and deed of the corporation, by it and by them voluntarily executed.

/s/ Fran N. Gray
Notary Public in and for said State.

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MOYER & BERGMAN, P.L.C.

ATTORNEYS AT LAW

COMMERCE EXCHANGE BUILDING

2720 FIRST AVENUE N.E.

MAILING ADDRESS: P.O. BOX 1943

CEDAR RAPIDS, IOWA 52406-1943

Telephone (319) 366-7331

Telecopier (391) 366-3668

December 9, 1998

Mr. and Mrs. Richard L. McBride	Norwest Bank Iowa, N.A.
McBRIDE INVESTMENTS	101 3rd Avenue SW
3500 J Street SW	Cedar Rapids, IA 52404
Cedar Rapids, IA 52404
Attn: Mr. Pierre Kisting

Dear Richard, Lana and Mr. Kisting:

We have examined the abstract of title for the real estate described as:

That part of South Fr. ½ NW1/4 Section 6-83-7, Linn County, Iowa, lying S-ly of the right-of-way and, lands of the Chicago, Milwaukee, St. Paul & Pacific Railroad Company and lying E-ly of the public highway

AND

That part of NW Fr. 1/4 SW1/4 Section 6-83-7, Linn County, Iowa, described as follows: Beginning at the NE comer said NW Fr. 1/4 SW1/4; thence S-ly along the East line said NW Fr. 1/4 SWI/4 to the NE comer Lot 12, Chestnut Woods Second Addition to Linn County, Iowa; thence W-ly along the North line said Lot 12 to the 14W comer said Lot 12; thence N-ly along the E-ly line of Chestnut Trail to the North line said Chestnut Woods Second Addition; thence W-ly along the North line said Chestnut Woods Second Addition and Chestnut Woods Third Addition in Linn County, Iowa, to the NW corner said Chestnut Woods Third Addition; thence NE-ly along the public highway to the North line said NW Fr. 1/4 SW1/4; thence E-ly along the North line said NW Fr. 1/4 S W I /4 to point of beginning, as last certified by United Title Services, Inc: on November 4, 1998 at 5:00 p.m. The abstract of title consists of entries; 1 through 179 and I through 14 (the “First Abstract”).

MOYER & BERGMAN, P.L.C.

Mr. and Mrs. Richard McBride

Norwest Bank Iowa, N.A.

December 9, 1998

We have also examined the abstract of title for the real estate described as:

The North 24 acres of the NE1/4 of the SW1/4 of Section 6-83-7, Linn County, Iowa, except that part described as follows: Commencing at the NE corner of Lot 12, Chestnut Woods Second Addition to Linn County, Iowa; thence S 00°00’44”E, 205.53 feet to the point of beginning; thence S 88°05’34”E, 1317.00 feet; thence S 0°00’00”E, 179.97 feet to the SE corner of the said North 24 acres; thence N 87’59’32”W along the South line of said North 24 acres, 1317.14 feet to the SW comer of the said North 24 acres; thence N 0°00’44”W along the East line of Chestnut Woods Second Addition, 177.66 feet to the point of beginning

AND

The NW1/4 SE1/4 Section 6-83-7, Linn County, Iowa,

as last certified by United Title Services, .Inc. on November 4, 1998 at 5:00 p.m. The abstract of title consists of entries 1 through 257 and Addenda entry 258 (the “Second Abstract”).

This title opinion is limited to the real estate to be platted as Lot 1, River Ridge North Office Park Fifth Addition in the City of Cedar Rapids, Linn County, Iowa; which is legally described as:

Part of the Northwest Quarter and part of the Southwest Quarter of Section 6, Township 83 North, Range 7 West of the 51 Principal Meridian, City of Cedar Rapids, Linn County, Iowa described as follows: Beginning at the Northwest Comer of River Ridge North Office Park Third Addition to Cedar Rapids, Iowa; thence N.32_°41’25” E along the easterly right of way of Ushers Ferry Road N.E., 43.92 feet; thence N 27°58’20” E along said easterly right of way, 281.82 feet; thence S 86°24’10”E, 239.90 feet; thence S 86° 10’30”E, 260.10 feet; thence S 01 °54’25”W, 285.47 feet to the northerly right of way.. of North River Boulevard N.E.; thence N 88°05’35”W along said northerly right of way, 591.00 feet; thence westerly 56.53 feet along the said northerly right of way and the arc of a 151.63 foot radius curve, concave northerly (the long chord bears N 77°26’4.5”W, 56.03 feet) to the point of beginning.

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MOYER & BERGMAN, P.L.C.

Mr. and Mrs. Richard McBride

Norwest Bank Iowa, N.A.

December 9, 1998

The above-described real estate is to be platted as Lot 1, River Ridge North Office Park Fifth Addition in the City of Cedar Rapids, Linn County, Iowa.

TITLE

We find that the proprietor which holds legal title to the real estate is as follows:

PFL Life Insurance Company.

Legal title to the real estate is subject to the following limitations:

1. A Right-of-Way Permit to Northwestern Bell Telephone Company over the SWl/4 of the NW 1/4 of Section 6-83-7, Linn County, Iowa which was recorded February 14, 1952 in Volume 854, Page 420 in the records of the Linn County Recorder.

2. Ordinance No. 47-91 which rezones a part of the real estate and places restrictions on the real estate.

3. Resolution No. 1576-9-91 revises the Site Development Plan.

4. Ordinance No. 70-96 which relates to the River Ridge North Urban Renewal Project.

5. Resolution No. 1261-6-97 which amends the Site Development Plan.

6. Ordinance No. 29-97 which rezones a part of the real estate and places restrictions on the real estate.

7. Ordinance No. 30-97 which amends Condition #6 of Section 2 of Ordinance No. 47-91.

This opinion is expressly limited to matters shown in the abstract covering the period up to the date of certification. No opinion is expressed as to matters not shown in the abstract which might affect title to the real estate, among which are the following:

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MOYER & BERGMAN, P.L.C.

Mr. and Mrs. Richard McBride

Norwest Bank Iowa, N.A.

December 9, 1998

(a)	Mechanics’ liens for services rendered or materials furnished on the premises since liens need, not be filed until 90 days after the completion of the work or the materials have been furnished;

(b)	rights of persons in possession;

(c)	all public assessments ordered but which have not become a matter of record in the county courthouse;

(d)	forged or fraudulent contracts, deeds or other instruments affecting title;

(e)	any transfers, the substance and subject of which may be attacked as a fraudulent conveyance within the meaning of the Federal Bankruptcy Code or Iowa law;

(f)	any defects of title which may be revealed by an accurate survey;

(g)	any state of facts which might be revealed by physical inspection or soil test of the property, including but not limited to diseased trees, location of driveways, easements, fences, hedges, drainage ditches, and an encroachment of buildings which may have set the boundary lines of the property;

(h)	zoning or other ordinances of the municipality or county;

(i)	any flood plain regulations, encroachment limits or flood plain zoning as established by the Iowa Natural Resources Council;

(j)	any security interests in fixtures attached to the real estate of which notice may be given by a financing statement that has not been filed of record; and

(k)	the presence of hazardous substances, pollutants, contaminants, solid wastes, hazardous wastes, and other environmentally regulated activities, including those substances defined to be hazardous in Chapter 42 of the United States Code, Section 9601(14) and Chapter 455B of the Iowa Code, which could require a purchaser, owner or lender to incur liability or remedial actions or other clean-up.

You are advised to inform yourself of these matters by independent investigation.

You should determine whether any solid waste, hazardous substances, pollutants, above or below ground storage tanks, drainage wells, water wells, land fill sites or other environmentally regulated conditions exist on the property. Such conditions are not ordinarily shown in the abstract, but they may result in injunctions, fines, required clean-up, or other remedial action under federal, state, or local laws. These laws may impose liens against the property and personal liability against the owner, even though the owner did nothing to create the condition, and acquired the property without knowing about it.

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MOYER & BERGMAN, RL:C.

Mr. and Mrs. Richard McBride

Norwest Bank Iowa, N.A.

December 9, 1998

You may purchase additional protection of your interest in the real estate through an owner’s or lender’s title guaranty certificate issued by the Title Guaranty Division of the Iowa Finance Authority and purchased through our firm. A Title Guaranty Certificate provides certain protection of your interest in the property which exceeds the protection available through this opinion. If you are interested in such a Certificate or have questions concerning such Certificates, please contact me.

Respectfully submitted,

MOYER & BERGMAN

/s/ Stephen C. Nelson

Stephen C. Nelson
Iowa Title Guaranty
Member #1506

SCN/dd

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Exhibit A-1

SITE PLAN FOR THE SUBLET PREMISES

See Attached Drawing.

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[GRAPHIC OF INTERIOR LAY-OUT OF 5250 N. RIVER BLVD. NE]

Exhibit B

LANDLORD CONSENT

The undersigned, as “Landlord” under that certain Lease by and between McBride Investments as Lessor, and Westinghouse Air Brake Technologies, a Delaware corporation, as “Lessee” (“Sub landlord”) dated December 1998 (the “Lease”), hereby consents to Sub landlord’s subleasing of the premises identified in the Lease (the “Sublet Premises”) to SiRF Technology, Inc., a Delaware corporation (“Subtenant”) in accordance with the terms and conditions contained in the attached Sublease by and between Sub landlord and Subtenant. By granting this consent, the undeaigned expressly acknowledges that the terms and conditions of the Lease are in no way modified by the execution of the Sublease and that Sub landlord remains obligated to perform all obligations of the Lessee under the Lease and shall return the Sublet Premises to Landlord in the condition required by the terms of the Lease. In the event of conflict between the Lease and this Sublease, the terms and conditions of the Lease shall at all times govern and control.

LANDLORD:

McBride Investments

By:	/s/ illegible
Title:	Owner
Date:	June 6, 2002

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Exhibit “C”

Copy of SNDA

No agreement exists.

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